Exhibit 99.1

                J. Ray McDermott Signs Letter-of-Credit Facility


     HOUSTON--(BUSINESS WIRE)--Dec. 28, 2005--McDermott International, Inc. ("McDermott") (NYSE:MDR) announced today that its wholly owned subsidiary, J. Ray McDermott, S.A. ("J. Ray") and one of J. Ray's subsidiaries have entered into a $105.2 million unsecured credit facility (the "Facility") with a syndicate of commercial banking institutions.
     The Facility will provide letters-of-credit supporting bank guarantees issued in favor of J. Ray's customers in connection with two previously-announced projects recently awarded to J. Ray McDermott Eastern Hemisphere Limited. The term of the Facility is for the duration of the specified projects, and the initial commission rate is less than 4.25 percent on an annualized basis.
     Mashreqbank psc, served as sole arranger and facility agent, on the Facility and The Commercial Bank of Qatar will serve as the issuing bank. McDermott will file a copy of the Facility with the Securities & Exchange Commission today on Form 8-K, which can be accessed through McDermott's website at www.mcdermott.com under "SEC filings" in the investor relations section.
     McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy. Additional information on McDermott can be obtained at www.mcdermott.com.


    CONTACT: McDermott International, Inc., Houston
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com